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                                  EXHIBIT 99A

                                       NEWS RELEASE

          FOR IMMEDIATE RELEASE               CONTACT:
          December 16, 1999                   Barbara B. Forbes
                                              Director of Investor Relations
                                              713-374-4870



                         NUEVO ENERGY COMPANY ANNOUNCES
                  EXTENSION OF ITS $257,310,000 EXCHANGE OFFER


                    HOUSTON, December 16 Nuevo Energy Company (NYSE: NEV) announced today that it has extended the expiration date of its offer to exchange its 9 1/2% Senior Subordinated Notes due 2008, Series B, that have been registered under the Securities Act of 1933 for any and all outstanding 9 1/2% Senior Subordinated Notes due 2008, Series A. The exchange offer will expire at 5:00 p.m., New York City time, on December 20, 1999, unless Nuevo extends it further.

                    As of December 15, 1999, $256,700,000 aggregate principal amount of the Series A notes, representing 99.76% of the outstanding Series A notes, had been tendered.

                    Requests for copies of documents or for technical assistance in participating in the exchange offer should be directed to State Street Bank and Trust Company at (617) 662-1525.


                    Nuevo Energy Company is a Houston, Texas-based company primarily engaged in the exploration for, and the acquisition, exploitation, development and production of crude oil and natural gas. Nuevo's principal domestic properties are located onshore and offshore California. Nuevo is the largest independent producer of oil and gas in California. The Company's international properties are located offshore the Republics of Congo and Ghana in West Africa and onshore the Republic of Tunisia in North Africa. To learn more about Nuevo, please refer to the Company's internet site at http://www.nuevoenergy.com.
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